Exhibit 99.3

Domtar Corporation

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Offers to Exchange

Any and All of the Outstanding

7.875% Domtar Inc. Notes due 2011	5.375% Domtar Inc. Notes due 2013
(CUSIP 257561AU4)	(CUSIP 257561AV2)

7 1/8% Domtar Inc. Notes due 2015	9 1/2% Domtar Inc. Debentures due 2016
(CUSIP 257561AW0)	(CUSIP 257561AT7)

For

An Equal Principal Amount of Newly-Issued Domtar Corporation Notes of the Corresponding Series and Solicitation of Consents for Amendment of the Related Indentures

EACH EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 14, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER TO BE ELIGIBLE TO RECEIVE THE EARLY CONSENT PAYMENT, HOLDERS OF THE DOMTAR INC. NOTES MUST VALIDLY TENDER AND NOT WITHDRAW ALL THEIR DOMTAR INC. NOTES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 30, 2007, UNLESS EXTENDED BY US WITH RESPECT TO ONE OR MORE OF THE EXCHANGE OFFERS (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED WITH RESPECT TO ONE OR MORE OF THE EXCHANGE OFFERS, THE “EARLY CONSENT DATE”).

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Domtar Corporation, or Domtar Corp., is (i) offering an opportunity to exchange (the “exchange offers”), for each $1,000 principal amount of the securities of Domtar Inc. of each series listed above, or the “Domtar Inc. notes,” $1,000 principal amount of newly issued notes of Domtar Corp. of the corresponding series with the same interest rate and maturity date, or the “Domtar Corp. notes,” and a cash payment representing accrued and unpaid interest to, but not including, the settlement date (the “outstanding interest payment”) and (ii) soliciting consents (the “consent solicitations”) from holders of each series of Domtar Inc. notes (the “consents”) to certain proposed amendments (the “proposed amendments”) to the indenture governing such series of the Domtar Inc. notes (the “Domtar Inc. indentures”) described in the Prospectus. The total cash payment for each series of Domtar Inc. notes will include an early consent payment of $2.50 for each $1,000 principal amount of Domtar Inc. notes tendered, which will be paid only to holders who validly tender and do not validly withdraw their Domtar Inc. notes on or prior to the applicable early consent date (the “early consent payment”) and the outstanding interest payment. Holders who validly tender their Domtar Inc. notes after the applicable early consent date will receive, for each $1,000 principal amount of Domtar Inc. notes tendered, the outstanding interest payment with respect to their Domtar Inc. notes, but not the early consent payment.

We ask you to furnish copies of the enclosed materials to those of your clients on behalf of whom you hold Domtar Inc. notes, whether such notes are registered in your name or in the name of your nominee.

As described in the Prospectus and Consent Solicitation Statement of Domtar Corp. dated October 17, 2007 (the “Prospectus”), Domtar Corp. is not conducting the exchange offers and consent solicitations in any jurisdiction in which the offer, sale or exchange is not permitted.

No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Domtar Corp., Domtar Inc., the dealer managers, the information agent or the exchange agent for purposes of the exchange offers and consent solicitations.

Withdrawal rights

Domtar Inc. notes tendered before the applicable early consent date may be withdrawn, and consents provided during such period may be revoked, at any time on or prior to the applicable early consent date but not thereafter. A valid withdrawal of tendered Domtar Inc. notes will also constitute the revocation of the related consent to the proposed amendments. Domtar Inc. notes tendered after the applicable early consent date may not be withdrawn and the related consents may not be revoked. See the sections of the Prospectus entitled “The exchange offers—Expiration, extension, amendment and termination of exchange offers” and “The exchange offers—Withdrawal of tenders and revocation of corresponding consents” for a more complete description of the exchange offers and withdrawal provisions.

Canadian proxy solicitations and debenture acquisitions

Concurrently with the exchange offers, Domtar Inc. will solicit proxies from holders of its outstanding Canadian dollar denominated debt securities (the “Canadian debentures”) for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek approval of such holders to amend the indentures pursuant to which such series of debentures were issued to provide Domtar Corp. with the right to acquire, at any time, all outstanding Canadian debentures of such series in consideration for the issuance of an equal principal amount of Domtar Corp.’s newly issued debt securities of the corresponding series (the “Canadian proxy solicitations”). If such amendment is approved by the holders of a series of the Canadian debentures, Domtar Corp. intends to acquire all of the outstanding Canadian debentures of such series in exchange for newly issued debt securities of Domtar Corp. concurrently with the consummation of the exchange offers.

Conditions

The exchange offers and consent solicitations are subject to certain conditions that Domtar Corp. may assert or waive. The conditions include, among other things, the condition that there shall have been validly tendered and not withdrawn pursuant to the exchange offers an aggregate principal amount of Domtar Inc. notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Canadian debentures that Domtar Corp. has the right to acquire as a result of the Canadian proxy solicitations, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Canadian debentures. For additional information, see the sections of the Prospectus entitled “The exchange offers—Conditions to the exchange offers and consent solicitations.”

We are asking you to contact your clients for whom you hold any of these notes. For your use and for forwarding to those clients, we are enclosing the Prospectus, the related Letter of Transmittal and Consent (“Letter of Transmittal”), together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup United States federal income tax withholding and a letter to holders summarizing the exchange offers.

We will not pay you any fees or commissions for soliciting acceptances of the exchange offers and soliciting consents. However, we will reimburse you for customary mailing and handling expenses incurred by you in forwarding these materials to your clients.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. Please note that the early consent payment will not be paid to holders who tender their Domtar Inc. notes after the applicable early consent date. Please also note that the exchange offers will expire at the expiration date, unless extended or earlier terminated.

To participate in the exchange offers and the consent solicitations, holders of Domtar Inc. notes must comply with the procedures described in the Prospectus. See the section of the Prospectus entitled “The exchange offers—Procedures for tendering and delivering consents.”

If you have questions about the exchange offers, the consent solicitations or the procedures related thereto, you should call the Dealer Managers or the Information Agent at one of their telephone numbers listed on the following page. If you would like additional copies of the Prospectus and the Letter of Transmittal, you should call the Information Agent at its telephone number set forth on the following page.

Very truly yours,

Domtar Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU AS THE AGENT OF DOMTAR CORP., DOMTAR INC., THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS.

The Exchange Agent and Information Agent for the Exchange Offers and

Consent Solicitations is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, NY 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 430-3700

The Lead Dealer Manager for the Exchange Offers and Lead Solicitation Agent for the

Consent Solicitations is:

J.P. Morgan Securities Inc.

270 Park Avenue, 8th Floor

New York, NY 10017

Attention: Liability Management Group

Collect: (212) 834-4077

Toll free : (866) 834-4666

The Co-Dealer Managers for the Exchange Offers and Co-Solicitation Agent for the

Consent Solicitations is:

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Liability Management Group

Collect: (212) 250-2955

Toll free: (866) 627-0391

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